UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2004

GENERAL GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-82277
(Commission File Number)

76-0594911
(IRS Employer Identification No.)

Suite 107-1576 Merklin Street, White Rock, BC V4B 5K2
(Address of principal executive offices and Zip Code)

604-536-5687
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

On November 17, 2004 our Board of Directors appointed Walter T. (Terry) Plummer as a director and David J. Salari as the Secretary and a director of our company.

Terry Plummer is the President of RMS-Ross Corporation, a company engaged in machinery manufacturing and repairs, specializing in gold recovery equipment. Mr. Plummer founded RMS-Ross Corporation in 1982. From February 16, 1998 and June 5, 2001 respectively, Mr. Plummer was a director and the president of Consolidated Silver Tusk Mines Ltd., a junior mining exploration company listed on the TSX Venture Exchange. Mr. Plummer is a member of the Canadian Institute of Mining and a member of the Canadian Mineral Processing Association.

Mr. Salari is a Professional Engineer who over the past 20 years, has been involved in the design, supply, and commissioning of mining and mineral processing systems throughout the world for gold and silver, base metals, and industrial minerals. Commencing in 2004 and presently Mr. Salari is the President of D.E.N.M. Engineering, a company engaged in the engineering, design and installation of mineral processing equipment and systems. From 1986 to 2004 Mr. Salari was the Vice President of MPE International Inc. where he managed the engineering and design of metallurgical processing equipment for precious, base, and industrial minerals. From 1980 to 1986 Mr. Salari worked with Placer Development Ltd. in various metallurgist and engineering capacities. Recently, he was involved as Process Manager for the construction and start-up of a 4000 TPD heap leach operation in the Comstock region of Nevada. His duties included heap pad construction, recovery plant, and dealing with The Nevada Division of Environmental Protection in permit related issues. Mr. Salari is a graduate of the University of Toronto (1980) with a BASc degree in Metallurgical Engineering.

Item 7.01. Regulation FD Disclosure

On November 14, 2004 we entered into a letter of intent with Independence Mines, LLC and Gold Range, LLC with respect to the purchase of substantially all of the assets (the "Assets") Gold Range LLC uses to conduct the business of Independence Mines, LLC (the "Business").

Upon the basis of representations and conditions to be set forth in a definitive written purchase agreement, Gold Range, LLC shall cause Independence Mines, LLC to be formed in Nevada and Gold Range, LLC shall grant to Independence the option it now holds to the Independence mining claims, tailings, underground workings, 25,000 feet of drill core and the mill and millsite, located in Lander County, Nevada in order to sell, convey, transfer and assign the Business, and all of the Assets used in the Business as it is currently being conducted. The Assets located in Lander County are situated in the Battle Mountain Gold District and include 240 acres surrounded by Newmont Gold's Battle Mountain holdings. The Assets include, but are not limited to, any and all mining claims, leases or existing options on same, any drill logs and core, all vehicles, equipment, containers, mining permits, water rights both owned and under option as well as historical mining data and each and every engineering report, good or bad, and any and all operating rights of Gold Range, LLC. The letter of intent is subject to a 45 day due diligence and evaluation period, which expires on December 31, 2004. Should we elect to proceed after the expiration of this period we must close the acquisition within a reasonable period of time.

The total purchase price for Independence Mines, LLC shall be as follows:

1. $75,000 cash: $25,000 paid at closing, an additional $25,000 cash when the existing option is converted to an acceptable lease in favour of Independence Mines, LLC and the final $25,000 cash within 30 days of the lease recordation date.

2. 2,500,000 restricted common shares @ $0.001 par value issued with the final cash payment.

3. A 1% net smelter royalty payable to Gold Range, LLC in addition to other underlying NSR requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GOLD CORPORATION

/s/ William Whittle
William Whittle
President & Director
Date: December 2, 2004.